As filed with the Securities and Exchange Commission on August 14, 2001

                                                                   File No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                V-ONE Corporation
                  -------------------------------------------
            (Exact name of registrant as specified in its charter)

                 Delaware                                  52-1953278
-------------------------------------------       ------------------------------
     (State or other jurisdiction of                    (I.R.S. Employer
      incorporation or organization)                   Identification No.)

          20250 Century Boulevard, Suite 300, Germantown, MD 20874
                                 (301) 515-5200
        --------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Margaret E. Grayson
                      President and Chief Executive Officer
                                V-ONE Corporation
                             20250 Century Boulevard
                                    Suite 300
                              Germantown, MD 20874
                                 (301) 515-5246
      --------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             Alan J. Berkeley, Esq.
                            Alissa J. Altongy, Esq.
                           Kirkpatrick & Lockhart LLP
                         1800 Massachusetts Avenue, N.W.
                            Washington, DC 20036-1800


         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.                                                                         [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box.            [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                      [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.                                             [ ]

         If delivery of the  prospectus  is expected to be made pursuant to Rule
434, please check the following box.                                         [ ]


                                                  CALCULATION OF REGISTRATION FEE
                                                        Proposed Maximum       Proposed Maximum            Amount of
    Title of Each Class of            Amount To        Offering Price Per     Aggregate Offering         Registration
  Securities To Be Registered       Be Registered           Share(1)               Price(1)                 Fee(1)
----------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par  value        4,410,000              $1.015             $4,476,150.00               $1,119.04
per share (2)(3)
----------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par  value        1,000,000              $1.015             $1,015,000.00                 $253.75
per share (4)
----------------------------------------------------------------------------------------------------------------------
Total                                 5,410,000              $1.015             $5,491,150.00               $1,372.79
----------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457 for the purpose of calculating the registration fee only; based upon the average of the high and low sales prices for the common stock of V-ONE Corporation ("Common Stock") on the Nasdaq Small Cap Market on August 9, 2001. Registration fee is calculated pursuant to Rule 457(c).

(2) Consists of 3,675,000 shares of Common Stock issuable upon the conversion of outstanding shares of V-ONE Corporation's Series D Convertible Preferred Stock and 735,000 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock granted in connection with the offering of V-ONE Corporation's Series D Convertible Preferred Stock.

(3) Pursuant to Rule 416(a), also includes such indeterminate number of additional shares of Common Stock as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4) Consists of 1,000,000 shares of Common Stock as estimated future dividends payable from time to time on the Series D Convertible Preferred Stock.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

PROSPECTUS



                                5,410,000 SHARES

                                V-ONE CORPORATION

                                  COMMON STOCK




              The 5,410,000 shares of Common Stock of V-ONE Corporation ("V-ONE") offered through this prospectus will be sold by the shareholders listed on pages 7 and 8 of this prospectus. The selling stockholders own their shares either (i) directly, (ii) in the form of shares of V-ONE's Series D Convertible Preferred Stock convertible into shares of Common Stock, (iii) in the form of warrants to purchase shares of Common Stock of V-ONE, or (iv) in the form of estimated future dividends payable by V-ONE from time to time on its outstanding Series D Convertible Preferred Stock. In some instances, the shares offered pursuant to this prospectus may be sold by the pledgees, donees or transferees of or other successors in interest to the selling stockholders. None of the proceeds from this offering will be received by V-ONE.

              The sale of shares offered through this prospectus may be effected by the selling stockholders from time to time in transactions on the Nasdaq Small Cap Market, in privately negotiated transactions or in a combination of such methods of sale. The shares may be sold at fixed prices that may change, at prices prevailing at the time of sale, at prices relating to such prevailing prices or at negotiated prices.

              V-ONE's Common Stock is currently listed on the Nasdaq Small Cap Market under the trading symbol "VONE." V-ONE's principal executive offices are located at 20250 Century Boulevard, Suite 300, Germantown, Maryland 20874. V-ONE's telephone number is (301) 515-5200.

              POTENTIAL   INVESTORS  SHOULD  CONSIDER  CAREFULLY  THE  RISK
     FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

              NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THEIR SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                              AUGUST 14, 2001

                             V-ONE CORPORATION

         V-ONE develops, markets, and licenses a comprehensive suite of network security products that enables organizations to conduct secured electronic transactions and information exchange using private enterprise networks and public  networks,  such as the  Internet.  V-ONE's  suite of products  addresses network user authentication, perimeter security, access control, and data integrity through the use of smart cards, firewalls, and encryption technology. V-ONE's products interoperate seamlessly and can be combined to form a complete, integrated network security solution or can be used as independent components in customized security solutions. V-ONE's products have been designed with an open and flexible architecture to enable applications to work better and to support future network security standards. In addition, V-ONE's products enable organizations to deploy and scale their solutions from small, single-site networks to large, multi-site environments and can accommodate both wireline and wireless media.

         V-ONE was incorporated in Maryland in February 1993 and reincorporated in Delaware in February 1996. Effective July 2, 1996, V-ONE changed its name from "Virtual Open Network Environment Corporation" to "V-ONE Corporation."

                                  RISK FACTORS

         V-ONE operates in a rapidly changing environment that involves numerous risks, some of which are beyond V-ONE's control. The following discussion highlights some of the risks V-ONE faces. This prospectus contains "forward-looking statements." Such statements involve known and unknown risks and uncertainties that could cause V-ONE's actual performance or achievements to differ from any future performance or achievements expressed or implied by such statements. Readers should carefully consider the following risk factors before purchasing Common Stock of V-ONE. Readers are also referred to the documents filed by V-ONE with the Securities and Exchange Commission ("SEC"), specifically V-ONE's 2000 Annual Report on Form 10-K, which identify important risk factors for V-ONE.

         V-ONE'S ACCUMULATED DEFICIT. As of June 30, 2001, V-ONE had an accumulated deficit of approximately $54,347,000. V-ONE currently expects to incur additional net losses over the next several quarters. V-ONE may not achieve or sustain profitability or significant revenues in the short run. To address these risks, V-ONE must, among other things, continue its emphasis on research and development, successfully execute and implement its marketing strategy, respond to competitive developments and seek to attract and retain talented personnel. V-ONE may be unable successfully to address these risks and the failure to do so could have a material adverse effect on V-ONE's business, financial condition, results of operations and cash flows.

         V-ONE was founded in February 1993 and introduced its first product in December 1994. Accordingly, V-ONE did not generate any significant revenues until 1995 when it commenced sales of its SmartWall firewall product and introduced its SmartGate client/server system. Revenues for the years ended 1996, 1997, 1998, 1999, and 2000 were approximately $5,319,000, $5,973,000,
$6,260,000, $4,966,000, and $4,554,000, respectively. Revenue for the six months ended June 30, 2001 was $1,712,000.

         Losses attributable to holders of Common Stock for the years ended 1996, 1997, 1998, 1999, and 2000 were approximately $7,813,000, $10,828,000,
$9,407,000, $9,952,000, $9,232,000 respectively. Losses for the six months ended June 30, 2001 were $ 5,470,000.

         V-ONE's results of operations in recent periods may not be an accurate indication of future results of operations in light of the evolving nature of the network security market and the uncertainty of the demand for Internet and intranet products in general and V-ONE's products in particular.

         RISKS RELATING TO AVAILABILITY OF CAPITAL. It is anticipated that V-ONE will continue to expend significant amounts to fund its operations and research and development. V-ONE's cash and cash equivalents may not be sufficient to meet its requirements until it reaches profitability. V-ONE believes that it will develop additional revenue from several sources including but not limited to V-ONE's new Channel Partners program associated with its 4.2 product release, its OEM agreement with Citrix Systems, Inc., and its sales agreement with a supplier to the Department of the Treasury of a managed VPN service. There can be no assurance that the timing of acceptance and implementation of V-ONE's products with existing customers or proposed agreements will generate revenue for V-ONE to cover its cost of operations and meet its cash flow requirements. Management also intends to pursue additional capital investment opportunities through the development of potential strategic partnering relationships. V-ONE has identified several candidates that it believes have synergistic and/or compatible technologies that may have the potential to provide a strategic investment that could accelerate V-ONE's growth and position in the marketplace and fund additional development and distribution of V-ONE's technology products for specific applications. There can be no assurance that such strategic partnering relationships will be completed, and V-ONE may be unable to place equity securities on favorable terms or in an amount required to meet its future cash requirements. Management is actively monitoring revenue and expense levels and can implement contingency plans for changes as may be necessary to maintain sufficient resources until the anticipated additional revenue and associated cash flow has been achieved. V-ONE may not be successful in reducing operating levels or, if operating levels are reduced, V-ONE may not be able to maintain operations for any extended period of time. In the event that all of these efforts are not successful, V-ONE believes it may not have the funds needed to sustain operations or to maintain capital needed to satisfy listing requirements on the Nasdaq Small Cap Market beyond March 31, 2002.


         RISKS ASSOCIATED WITH THE EMERGING NETWORK SECURITY MARKET. The market for V-ONE's products, particularly its client/server VPN products, remains in the development stage and market acceptance of these products has been slower than expected. Because the market for network security products is still in the development stage and many potential customers are only now being introduced to VPN technology, it is difficult to assess the extent of market acceptance of V-ONE's products, the product features desired by the market, the best price structure for V-ONE's products, the best distribution strategy and the competitive environment that will develop in this market. The demand for V-ONE's products could decline as a result of competition, technological change, the public's perception of the need for security products, developments in the hardware and software environments in which these products operate, general economic conditions or other factors beyond V-ONE's control.

         RISK OF SALES TO GOVERNMENT AGENCIES. No government agency or department has an obligation to purchase products from V-ONE in the future.
Government contracts may be terminated by the government without cause. Moreover, sales to and contracts with government agencies are subject to reductions or delays in funding, risks of disallowance of costs upon audit, changes in government procurement policies, the necessity to participate in competitive bidding and, with respect to contracts involving prime contractors or government-designated subcontractors, the inability of such parties to perform under their contracts. In addition, product implementation in government sales may be subject to extended periods of rigorous validation testing and a lengthy approval process by government agencies and bureaus within an agency. Such testing and approval may delay contract awards. Any of the foregoing events could adversely affect V-ONE. V-ONE estimates that for the fiscal year ended December 31, 2000, sales to the U.S. government constituted approximately 45% of its revenue. A significant amount of revenue in the third and fourth quarters of 2001 is expected to be derived from sales to government agencies.

         V-ONE'S DEPENDENCE ON KEY PERSONNEL. V-ONE's success depends, to a large extent, upon the performance of its senior management and its technical, sales and marketing personnel, many of whom have only recently joined V-ONE. There is intense competition in the software security industry to hire and retain qualified personnel. V-ONE is actively searching for additional qualified personnel. V-ONE's success will depend upon its ability to retain and hire additional key personnel. The loss of the services of key personnel or the inability to attract additional qualified personnel could materially and adversely affect V-ONE's results of operations and product development efforts. V-ONE has entered into an employment agreement with Margaret E. Grayson, its President and Chief Executive Officer, that provides for fixed terms of employment. However, V-ONE has not historically provided such types of employment agreements to its other employees. This may adversely affect V-ONE's ability to attract and retain the necessary technical, management and other key personnel.

         RISK OF V-ONE'S DEPENDENCE ON SMARTWALL AND SMARTGATE. V-ONE currently generates most of its revenues from its SmartWall and SmartGate products. SmartWall and SmartGate have met with a favorable degree of market acceptance since sales of SmartWall commenced in the first quarter of 1995 and since SmartGate was introduced in the fourth quarter of 1995. However, SmartWall or SmartGate may not continue to be accepted in the future. In addition, any or all of V-ONE's other current or future products could fail to win market acceptance.

         RISKS OF COMPETITION. V-ONE faces intense competition in all of its market segments. The market for network security products is very competitive and V-ONE expects competition to intensify in the future. There can be no assurance that V-ONE's products will command a significant share of the network security market. Many of V-ONE's competitors have significantly greater resources, generate higher revenue and have greater name recognition than V-ONE. There can be no assurance that V-ONE's competitors will not develop products that are superior to those developed by V-ONE or adapt more quickly than V-ONE to new technologies or evolving industry trends. Increased competition may result in price reductions, reduced gross margins or loss of market share, any of which could have a material adverse effect on V-ONE's business. There is no assurance that V-ONE will be able to compete effectively against current or future competitors.


         RISK OF INADEQUATE PROTECTION FOR V-ONE'S TECHNOLOGIES. V-ONE relies on trademarks, copyrights, patents and trade secrets, employee and third-party non-disclosure agreements and other methods to protect the rights of V-ONE and the companies from which V-ONE licenses technology. Enforcement of V-ONE's rights may be expensive, time-consuming and ultimately unsuccessful and may not provide adequate protection for V-ONE's technology or the technology it licenses from others. Moreover, others may independently develop similar technologies or duplicate any technology developed by V-ONE. As the number of security products in the industry increases and the functionality of these products overlap, software developers, such as V-ONE, may become subject to infringement claims. V-ONE also may desire or be required to obtain licenses from others in order to achieve desirable functionality. Failure to obtain such licenses could adversely affect V-ONE's ability to market its software security products.

         RISK OF ERRORS, FAILURES, AND PRODUCT LIABILITY. The complex nature of V-ONE's software products can make the detection of errors or failures difficult when products are introduced. If errors or failures are subsequently discovered, this may result in delays, lost revenues, lost customers during the correction process, damage to V-ONE's reputation, and claims against it. A malfunction or the inadequate design of V-ONE's products could result in tort or warranty claims. V-ONE generally attempts to reduce the risk of such losses to itself and to the companies from which it licenses technology through warranty disclaimers and liability limitation clauses in its license agreements. V-ONE may not have obtained adequate contractual protection in all instances or where otherwise required under agreements V-ONE has entered into with others. In addition, these measures may not be effective in limiting V-ONE's liability to end users and to the companies from which V-ONE licenses technology. V-ONE currently has liability insurance. However, V-ONE's insurance coverage may not be adequate and any product liability claim against V-ONE for damages resulting from security breaches could be substantial. In addition, a well-publicized actual or perceived security breach could adversely affect the market's perception of security products in general or V-ONE's products in particular.


         RISKS OF CHANGES IN TECHNOLOGY AND INDUSTRY. The network security industry is characterized by rapid changes, including evolving industry standards, frequent new product introductions, continuing advances in technology and changes in customer requirements and preferences. Advances in techniques by individuals and entities seeking to gain unauthorized access to networks could expose V-ONE's existing products to new and unexpected attacks and require accelerated development of new products or enhancements to existing products. V-ONE may be unable to counter challenges to its current products. V-ONE's competitors may develop superior products and V-ONE's future products may not keep pace with technological changes implemented by competitors or persons seeking to breach network security. Its products may not satisfy evolving consumer preferences and V-ONE may not be successful in developing and marketing products for any future technology. Failure to develop and introduce new products and improve current products in a timely fashion could adversely affect V-ONE.


         RISK OF DEFECTS AND DEVELOPMENT DELAYS. V-ONE may experience delays in software development triggered by factors such as insufficient staffing or the unavailability of development-related software, hardware or technologies. Further, when developing new software products, V-ONE's schedules may be altered as a result of changes to the product specifications in response to customer requirements, market developments, performance problems or V-ONE-initiated changes. When developing complex software products, the technology market may shift during the development cycle, requiring V-ONE either to enhance or change a product's specifications . All of these factors may cause a product to enter the market behind schedule, which may adversely affect market acceptance of the product or place it at a disadvantage to a competitor's product that has already gained market share or market acceptance during the delay.

         RISKS RELATING TO EVOLVING DISTRIBUTION CHANNELS. V-ONE relies on its direct sales force and its channel distribution strategy for the sale and marketing of its products. V-ONE's sales and marketing organization may be unable to successfully compete against the more extensive and well-funded sales and marketing operations of certain of its current and future competitors. V-ONE's distribution strategy involves the development of relationships with resellers and international distributors and the implementation of strategic partnering initiatives to enable V-ONE to achieve broad market penetration. However, V-ONE may be unable to complete strategic partnering initiatives or continue to attract integrators and resellers that will be able to market V-ONE's products effectively and that will be qualified to provide timely and cost-effective customer support and service. V-ONE ships products to distributors, integrators and resellers on receipt of a purchase order, and its distributors, integrators and resellers generally carry competing product lines. Current distributors, integrators and resellers may not continue to represent V-ONE's products. The inability to recruit, or the loss of, important sales personnel, distributors, integrators or resellers could adversely affect V-ONE.

         RISKS ASSOCIATED WITH LONG SALES CYCLE. The sales cycle associated with V-ONE's products is likely to be lengthy due to a number of significant risks over which V-ONE has little or no control. As a result, V-ONE finds it difficult to predict quarterly results and order backlog, if any, at the beginning of any period may represent only a small portion of that period's expected revenues. As a result, product revenues in any period will be substantially dependent on orders booked and registered in that period.


         RISK OF EFFECT OF GOVERNMENT REGULATION OF TECHNOLOGY EXPORTS. V-ONE currently sells its products abroad and intends to continue to expand its relationships with international distributors. V-ONE's international sales and operations could be subject to risks such as the imposition of governmental controls, export license requirements, restrictions on the export of critical technology, trade restrictions and changes in tariffs. In particular, V-ONE's information security products are subject to the export restrictions administered by the U.S. Department of Commerce. These restrictions, in the case of some products, permit the export of encryption products only with a specific export license. These export laws also prohibit the export of encryption products to a number of countries, individuals and entities and may restrict exports of some products to a narrow range of end-users. In certain foreign countries, V-ONE's distributors are required to secure licenses or formal permission before encryption products can be imported. V-ONE has obtained a license exception to export strong encryption from the U.S. Department of Commerce on a worldwide basis (except to the seven terrorist countries) as long as the end user agrees to use the KRAKit(TM) session key recreation capability. Foreign competitors that face less stringent controls on their products may be able to compete more effectively than V-ONE in the global network security market.

         EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW. Certain provisions of V-ONE's Amended Certificate of Incorporation and of Delaware law could delay or make difficult a merger, tender offer or proxy contest involving V-ONE. Among other things, these provisions include a classified board, prohibitions on removing directors except for cause, and other requirements.

         MARKET VOLATILITY. The market price of V-ONE's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors, such as announcements of new products by V-ONE or its competitors and changes in financial estimates by securities analysts or other events. Moreover, the stock market has experienced extreme volatility that has particularly affected the market prices of equity securities of many technology companies and that has often been unrelated and disproportionate to the operating performance of such companies. Broad market fluctuations as well as economic conditions generally and in the software industry specifically, may adversely affect the market price of V-ONE's Common Stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         A Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 relating to the securities offered by this prospectus has been filed by V-ONE with the SEC in Washington, D.C. This prospectus does not contain all of the information set forth in the Registration Statement and its exhibits and schedules. Some financial and other information relating to V-ONE is contained in the documents indicated below under "Incorporation of Certain Documents by Reference." This information is not presented in this prospectus or delivered with it. For further information with respect to V-ONE and the securities offered by this prospectus, reference is made to such Registration Statement, exhibits and schedules.

         Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract or other document filed as exhibits to the Registration Statement, each such statement being qualified in all respects by such reference.

         Copies of the Registration Statement may be inspected without charge or may be obtained from the SEC upon the payment of certain fees prescribed by the SEC at the public reference facilities maintained by the SEC in Washington, D.C. at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices in New York at 7 World Trade Center, Suite 1300, New York, New York 10048 and in Chicago at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

         V-ONE is subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, V-ONE files periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information concerning V-ONE may be inspected or copied at the public reference facilities at the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of such documents can be obtained at the Public Reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or by reference to V-ONE on the SEC's Worldwide Web page (http://www.sec.gov).


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by V-ONE with the SEC, are incorporated in this prospectus by reference:

         (1) V-ONE's Annual Report on Form 10-K for the year ended December 31, 2000;

         (2) V-ONE's Quarterly Report on Form 10-Q for the three and six months ended June 30, 2001;

         (3) All other reports filed by V-ONE pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since June 30, 2001; and

         (4) The description of V-ONE's Common Stock contained in V-ONE's Registration Statement on Form 8-A filed on October 9, 1996, pursuant to Section 12(g) of the Securities Exchange Act of 1934.

         All reports and other documents subsequently filed by V-ONE pursuant to Sections 12, 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment that indicates that all securities offered by this prospectus have been sold or that deregisters all securities then remaining unsold, are deemed to be incorporated by reference in and to be a part of this prospectus from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in the Registration Statement containing this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded is not deemed, except as so modified or superseded, to constitute a part of this prospectus.

         V-ONE will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents referred to above that have been or may be incorporated in this prospectus by reference. Exhibits to such documents will not be provided (unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests for such documents should be directed to: V-ONE Corporation, 20250 Century Boulevard, Germantown, Maryland 20874, attention: Margaret E. Grayson, President and Chief Executive Officer. Ms. Grayson's telephone number is (301) 515-5246.

                              SELLING STOCKHOLDERS

         The following table sets forth the names of the shareholders selling shares of Common Stock in this offering, the number of shares of Common Stock beneficially owned by each selling stockholder as of August 1, 2001 (except as noted below) and the number of shares of Common Stock that may be offered for sale pursuant to this prospectus by each such selling stockholder. Except as set forth below, none of the selling stockholders has held any position, office or other material relationship with V-ONE or any of its affiliates within the past three years other than as a result of the transaction that results in its ownership of shares of Common Stock.

         The shares may be offered from time to time by the selling stockholders named below. However, the selling stockholders are under no obligation to sell all or any portion of such shares, nor are the selling stockholders obligated to sell any such shares immediately pursuant to the Registration Statement. Because the selling stockholders may sell all or part of their shares, no estimate can be given as to the number of shares of Common Stock that will be held by any selling stockholder after termination of any offering made by this prospectus.



                                                                                            COMMON STOCK BENEFICIALLY
                                                                                              OWNED AFTER OFFERING IF
                                                                                      ALL OFFERED SHARES ARE SOLD (2)
                                               SHARES OF COMMON
                                              STOCK BENEFICIALLY                                         PERCENT OF
NAME OF SELLING                                 OWNED PRIOR TO        COMMON STOCK         NUMBER       OUTSTANDING
STOCKHOLDER                                        OFFERING          OFFERED HEREBY(1)   OF SHARES         SHARES
--------------------------------------------------------------------------------------------------------------------
JMS LLC cust FBO Joseph Lupo                      2,821,984             1,539,264        1,282,720          5.60

Joseph Lupo Profit Sharing Plan (3)                 763,378               416,388          346,990          1.51

JMS LLC Custodian for Jan Seigel                    101,310                55,260           46,050           *

John F. Whittemore, III                              75,892                33,156           42,736           *

Stanley Shapiro Rev. Trust (4)                      328,607               116,052          212,555           *

McManus Family Foundation, Inc. (5)                 115,734               115,734             0              *

McManus Capital LLC (6)                             115,734               115,734             0              *

Gordon S. Macklin Family Trust (7)                  231,548                60,786          170,762           *

Macklin Family Limited Partnership (8)               60,786                60,786             0              *

Levenberg Investments, Inc. (9)                      86,354                69,726           16,628           *

Robert Klein and Myriam Gluck                       388,773               110,526          278,247          1.21

Stanley F. Weissenborn                              176,272                55,260          121,012           *

Lewis Schott Living Trust (10)                      593,998               433,998          160,000           *

Mary Hilem Schott                                   144,666               144,666             0              *

Stuart M. and Sarah U. Schulman                      75,309                28,932           46,377           *

Lincoln Merchandising Co. (11)                      108,932                28,932           80,000           *

Michael Stahelin                                    110,000                60,000           50,000           *

Stahelin Partners-DuPage Corp. Center,              110,000                60,000           50,000           *
L.P. (12)

Michael Stahelin and Leland M. Stahelin             220,000               120,000          100,000           *

Cranshire Capital, L.P. (13)                        784,800               784,800             0              *
___________________

*        Less than 1%.

(1) Consists of shares issued upon the conversion of Series D Convertible Preferred Stock and the exercise of non-detachable warrants. Does not include shares payable from time to time as dividends on the Series D Convertible Preferred Stock.


(2)      Assumes the sale of all shares.


(3)      Joseph Lupo is the trustee of the Joseph Lupo Profit Sharing Plan.


(4)      Stanley Shapiro is the trustee of the Stanley Shapiro Rev. Trust.


(5) The McManus Family Foundation, Inc. is controlled by James McManus. James McManus is a director of V-ONE and owns individually 100,000 shares of Common Stock.


(6) James McManus is the managing member of McManus Capital LLC. James McManus is a director of V-ONE and owns individually 100,000 shares of Common Stock.


(7)      Gordon S. Macklin is the trustee of the Gordon S. Macklin Family Trust.


(8)      The Macklin  Family  Limited  Partnership  is  controlled  by Gordon S.
         Macklin.


(9)      Levenberg Investments, Inc. is controlled by Gerry Levenberg.


(10)     Lewis Schott is the trustee of the Lewis Schott Living Trust.


(11)     Lincoln Merchandising Co. is controlled by George Schrenzel.


(12) Stahelin Partners-DuPage Corp. Center, L.P. is controlled by Michael Stahelin.


(13) The general partner of Cranshire Capital, L.P. is Downsview Capital, Inc. Downsview Capital, Inc. is controlled by Mitchell Kopin.


         From time to time the selling stockholders may transfer, pledge, donate or assign their shares to lenders, family members and others and upon acquiring the shares, such persons will be deemed to be selling stockholders for purposes of this prospectus. The number of shares beneficially owned by the selling stockholders who so transfer, pledge, donate or assign shares will decrease as and when they take such actions. The plan of distribution for shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. If V-ONE is notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                                 USE OF PROCEEDS

         There will be no proceeds to V-ONE from the sale of the shares by the selling stockholders. Any proceeds from the sales of Common Stock received by the selling stockholders will be retained by the selling stockholders.

         V-ONE will pay substantially all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents and the expenses of counsel to the selling stockholders. Such expenses are estimated to be approximately $35,000. V-ONE has also agreed to indemnify some of the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

                              PLAN OF DISTRIBUTION

         The shares are being offered on behalf of the selling stockholders, and V-ONE will not receive any proceeds from this offering. See "Use of Proceeds." The shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or tranferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

         The distribution of the shares may be effected in one or more of the following methods:

         o ordinary brokers' transactions, which may include long or short sales

         o transactions involving cross or block trades or otherwise on the Nasdaq Small Cap Market or on any other stock exchange or trading facility on which the Common Stock may be trading

         o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus

         o "at the market" to or through market makers or into an existing market for the Common Stock

         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents

         o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise) or

         o any combination of the foregoing, or by any other legally available means.

         In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares. Those shares may be resold thereafter pursuant to this prospectus.

         In addition, the selling stockholders from time to time may sell short the Common Stock of V-ONE. In such instances, this prospectus may be delivered in connection with such short sales and the shares may be used to cover such short sales. Any or all of the sales or other transactions involving the shares described above may be made pursuant to this prospectus, whether effected by the selling stockholders, any broker-dealer or others. In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular broker-dealer may be less than or in excess of customary commissions. The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Neither V-ONE nor any selling stockholder can presently estimate the amount of such compensation. V-ONE knows of no existing arrangements between any selling stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to V-ONE's Common Stock for a period of one business day prior to the commencement of such distribution and ending upon such person's completion of participation in the distribution, subject to certain exceptions for passive market making transactions. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Common Stock by the selling stockholders.

         At the time a particular offer of shares is made, to the extent required, a supplemental prospectus will be distributed that will set forth the number of shares being offered and the terms of the offering including the name or names of the selling stockholders and any underwriters, dealers or agents, the purchase price paid by an underwriter for the shares purchased from the selling stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

         In order to comply with the securities laws of some states, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         V-ONE is authorized to issue up to 50,000,000 shares of Common Stock, $0.001 par value per share, and 13,333,333 shares of preferred stock, $0.001 par value per share.

         The following summary of certain provisions of V-ONE's Common Stock and preferred stock does not purport to be complete. It is subject to, and qualified in its entirety by, the provisions of V-ONE's Restated Certificate of Incorporation and Restated Bylaws, and by the provisions of applicable law.

COMMON STOCK

         As of August 1, 2001, there were 22,919,998 shares of Common Stock outstanding that were held of record by approximately 168 shareholders.

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Dividends, if any, may be declared by the Board of Directors out of funds legally available for the payment of dividends. Dividends may be paid in cash, in property or in shares of capital stock. In the event of any voluntary or involuntary liquidation, sale, or winding up of V-ONE, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of Common Stock have no preemptive rights to subscribe for any of V-ONE's securities or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

         V-ONE's Board of Directors has the authority to issue up to 13,333,333 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by shareholders. The issuance of preferred stock may have the effect of delaying or preventing a change in control of V-ONE. V-ONE currently has 643,777 shares of Series B Convertible Preferred Stock ("Series B Shares") outstanding, 42,904 shares of Series C Preferred Stock ("Series C Shares") outstanding, and 3,675,000 shares of Series D Convertible Preferred Stock ("Series D Shares") outstanding.

Series B Convertible Preferred Stock
------------------------------------

         On June 11, 1999, V-ONE issued 1,287,554 Series B Shares. The Series B Shares rank senior to the Common Stock as to distributions of assets upon liquidation, dissolution or winding up of V-ONE. In the event of any voluntary or involuntary liquidation, sale, or winding up of V-ONE, the holders of Series B Shares hold liquidation preferences and are entitled to share ratably in all assets remaining after payment of liabilities. The Series B Shares are not redeemable, do not bear dividends and generally have no voting rights. Each Series B Share is convertible at the option of the holder at any time into one share of Common Stock based upon an initial conversion price of $2.33 per share. The conversion price is subject to adjustment in the event V-ONE pays dividends or makes distributions on, splits or reverse splits its Common Stock. The holders of the Series B Shares are entitled to a liquidation preference of $2.33 per share. There are no sinking fund provisions applicable to the Series B Shares. On July 11, 2001, 643,777 shares were converted to Common Stock by an investor.

Series C Preferred Stock
------------------------

         On September 9, 1999, V-ONE issued 335,000 Series C Shares and non-detachable warrants to purchase 3,350,000 shares of Common Stock ("Series C Warrants"). Each Series C Share was issued with a Series C Warrant to purchase ten shares of Common Stock. The Series C Warrants are immediately exercisable at a price of $2.625 per share and will remain exercisable until 90 days after all of the Series C Shares have been redeemed and the shares of the Common Stock underlying the Series C Warrants have been registered for resale.

         The Series C Shares bear cumulative compounding dividends at an annual rate of 10.0% for the first five years, 12.5% for the sixth year and 15.0% in and after the seventh year. The dividends may be paid in cash, or at the option of V-ONE, in shares of registered Common Stock. The Series C Shares are not convertible, rank senior to the Common Stock and to the Series B Shares as to payment of dividends, and rank senior to the Common Stock and in parity with the Series B Shares as to distributions of assets upon liquidation, dissolution or winding up of V-ONE. Holders of the Series C Shares are entitled to a liquidation preference of $26.25 per share. There are no sinking fund provisions applicable to the Series C Shares.

         At least 51.0% of the outstanding Series C Shares must vote affirmatively as a separate class for (i) the voluntary liquidation, dissolution or winding up of V-ONE, (ii) the issuance of any securities senior to the Series C Shares, (iii) the declaration or payment of a cash dividend on all junior stocks, and (iv) certain amendments to V-ONE's certificate of incorporation and bylaws. Prior to the exercise of the Series C Warrants, the holders of Series C Shares are entitled to ten common votes for each Series C Share on all matters on which common stockholders are entitled to vote, except in connection with the election of the Board of Directors. As long as at least 51.0% of the Series C Shares are outstanding, the holders shall have the right to elect one director to V-ONE's Board of Directors.

         V-ONE has the right to redeem the outstanding  Series C Shares in whole
(i) at any time after the third anniversary of the issuance date, (ii) upon the closing of an underwritten public offering in excess of $20 million and at a price in excess of $6.50 per share, or (iii) prior to the third anniversary of the issuance date if the average closing bid price of the Common Stock for any twenty trading days during any thirty trading days ending within five trading days prior to the date of notice of redemption is at least $3.9375 per share. The redemption price will be paid in cash in full and will be equal to the greater of $26.25 per share or the fair market value of each Series C Share plus all unpaid dividends.

         At any time after all of the Series C Warrants have been exercised by a holder, that holder shall have the right to require V-ONE to redeem all of its then outstanding Series C Shares. The redemption price for each Series C Share is $26.25 per share plus all unpaid dividends and is payable at the option of V-ONE in either cash or shares of Common Stock.

Series D Convertible Preferred Stock
------------------------------------

         On February 14, 2001, V-ONE issued 3,675,000 Series D Shares and non-detachable warrants to purchase 735,000 shares of Common Stock ("Series D Warrants"). The Series D Shares were sold in units, with each unit consisting of five Series D Shares and a Series D Warrant to purchase one share of Common Stock. The Series D Warrants are immediately exercisable at a price of $2.29 per share and will remain exercisable until February 14, 2004.

         The Series D Shares bear cumulative compounding dividends at an annual rate of 10.0% for the first five years, 12.5% for the sixth year and 15.0% in and after the seventh year. The dividends may be paid in cash, or at the option of V-ONE, in shares of registered Common Stock. The Series D Shares are convertible at any time into shares of Common Stock at the initial conversion price of $1.91 and the initial conversion ratio of one Series D Share for one share of Common Stock. Both the conversion price and conversion ratio are subject to equitable adjustment for stock spits, stock dividends, combinations, and similar transactions, and in the event V-ONE issues shares of Common Stock at a purchase price less than the then current conversion price. The Series D Shares will be automatically converted into Common Stock upon the closing of an underwritten public offering in excess of $20.0 million and at a price in excess of $3.00 per share.

         The Series D Shares rank (i) senior to the Common Stock and Series B Shares as to payment of dividends and junior to the Series C Shares as to payment of dividends, and (ii) senior to the Common Stock and junior to the Series B Shares and Series C Shares as to priority on distribution of assets upon liquidation, dissolution, or winding up of V-ONE. Holders of the Series D Shares are entitled to a liquidation preference equal to the greater of (i) $1.91 plus any unpaid accrued preferred dividends, and (ii) the dollar value per share for the Series D Shares that a holder of such shares would have been entitled to receive had such shares been converted into Common Stock immediately prior to the liquidation, dissolution or winding up of V-ONE. There are no sinking fund provisions applicable to the Series D Shares.

         Except as to matters addressed in the next sentence, the holders of the Series D Shares have the right to vote that number of shares equal to the number of shares of Common Stock issuable upon the conversion of their Series D Shares and vote together with the holders of Common Stock as a single class. For so long as at least 51.0% of the number of Series D Shares outstanding on February 14, 2001 remains outstanding, the affirmative vote or consent of the holders of at least 51.0% of the then outstanding number of Series D Shares, voting separately as a class, is required for (i) the voluntary liquidation, dissolution or winding up of V-ONE, (ii) the issuance of any securities senior to or on parity with the Series D Shares, (iii) the declaration or payment of a cash dividend on all junior stocks, and (iv) certain amendments to V-ONE's certificate of incorporation and bylaws.

         V-ONE has the right to redeem the outstanding Series D Shares in whole at any time after February 14, 2004, and on or prior to February 14, 2004 (i) upon the closing of an underwritten public offering in excess of $20.0 million and at a price in excess of $3.00 per share, or (ii) if the average closing bid price of the Common Stock for any twenty trading days during any thirty trading days ending within five trading days prior to the date of notice of redemption is at least $5.75 per share, subject in either case to the right of any holder of Series D Shares to convert his, hers, or its Series D Shares into Common Stock. The redemption price will be paid in cash in full and be the greater of $1.91 per share or the fair market value of each Series D Share plus all unpaid dividends.

         Beginning on February 14, 2007, and for each of the next three years thereafter, the holders of Series D Shares will have the cumulative right to require V-ONE to redeem annually up to one-fourth of the Series D Shares issued by V-ONE to each such holder. The redemption right can be settled through the issuance of Common Stock, at the option of V-ONE. The redemption price for each Series D Share is $1.91 per share plus all unpaid dividends.

         V-ONE has granted registration rights to the purchasers of Series B, Series C, and Series D Shares whereby V-ONE is obligated, in certain instances, to register the shares of Common Stock issuable upon conversion of the Series B and Series D Shares and exercise of the warrants attached to the Series C and Series D Shares.

                                  LEGAL MATTERS

         Certain legal matters with respect to the issuance of the shares of Common Stock offered by this prospectus have been passed upon for V-ONE by Kirkpatrick & Lockhart LLP, 1800 Massachusetts Avenue, N.W., Washington, D.C. 20036.

                                     EXPERTS

         The financial statements and schedule of V-ONE at December 31, 2000 and 1999 and for each of the years then ended, appearing in V-ONE's Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The Statements of Operations, Shareholders' Equity (Deficit), and Cash Flows for the year ended December 31, 1998, incorporated in this prospectus, have been incorporated by reference herein in reliance on the report (which report includes an explanatory paragraph regarding V-ONE's ability to continue as a going concern) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

       No dealer, salesperson or any other person is
authorized  to give any  information  or to make any
representations  in connection  with this prospectus       5,410,000 Shares
and,  if  given  or  made,   such   information   or
representations  must not be  relied  upon as having
been  authorized by V-ONE.  This prospectus does not
constitute an offer to sell or a solicitation  of an
offer to buy any security  other than the securities
offered by this prospectus, or an offer to sell or a
solicitation  of an offer to buy any  securities  by
anyone in any  jurisdiction  in which  such offer or
solicitation  is not authorized or is unlawful.  The
delivery  of this  prospectus  shall not,  under any
circumstances,   create  any  implication  that  the       V-ONE CORPORATION
information   herein  is  correct  as  of  any  time       -----------------
subsequent to the date of the prospectus.

        ------------------------


            TABLE OF CONTENTS

                                               Page          COMMON STOCK
                                               ----
V-ONE Corporation.................................2
Risk Factors......................................2
Where You Can Find More Information...............5
Incorporation of Certain Documents by Reference...6
Selling Stockholders..............................7
Use of Proceeds...................................9
Plan of Distribution..............................9
Description of Capital Stock.....................10         --------------
Legal Matters....................................13           PROSPECTUS
Experts..........................................13         --------------








                                                           August 14, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses expected to be incurred by V-ONE Corporation ("V-ONE") in connection with the sale and distribution of the shares of Common Stock being registered. With the exception of the registration fee, all amounts shown are estimates.

              SEC registration fee...........................      $ 1,372.79
              Printing and engraving expenses................        2,000.00
              Legal fees and expenses .......................       12,500.00
              Accounting fees and expenses...................       12,000.00
              Miscellaneous fees and expenses................        7,127.21
                                                               -----------------
                         Total...............................      $35,000.00
                                                               =================

Item 15. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law, as amended ("DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

         Article Ninth of V-ONE's Amended and Restated Certificate of Incorporation provides that V-ONE shall indemnify, to the fullest extent now or hereafter permitted by law, each director, officer, employee or agent (including each former director, officer, employee or agent) of V-ONE who was or is made party to or a witness in or is threatened to be made a party to or a witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of V-ONE, against all expenses (including attorneys' fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

         Article VI, Section 6.1 of V-ONE's Amended Bylaws provides that each person who was or is made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding") by reason of the fact that he/she is or was a director, officer, agent or employee of V-ONE, shall be indemnified and held harmless by V-ONE to the fullest extent authorized by DGCL, as the same exists or may hereafter be amended, against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection therewith. Notwithstanding the foregoing, no director shall be indemnified nor held harmless in violation of the provisions set forth in V-ONE's Amended and Restated Certificate of Incorporation; and no director, officer, agent or employee shall be indemnified nor held harmless by V-ONE unless:

         (i) In the case of conduct in his/her official capacity with V-ONE, he/she acted in good faith and in a manner he/she reasonably believed to be in the best interests of V-ONE;

         (ii) In all other cases, his/her conduct was at least not opposed to the best interests of V-ONE nor in violation of the Amended and Restated Certificate of Incorporation, Bylaws or any agreement entered into by V-ONE; and

         (iii) In the case of any criminal proceeding, he/she had no reasonable cause to believe that his/her conduct was unlawful.

Item 16. Exhibits.

         Number    Description of Exhibit
         ------    ----------------------

         5         Opinion of Kirkpatrick & Lockhart LLP
         23.1      Consent of Ernst & Young LLP
         23.2      Consent of PricewaterhouseCoopers LLP
         23.3      Consent of Kirkpatrick & Lockhart LLP (included in Exhibit 5)
         24        Power of Attorney (see page II-4)

        --------------



Item 17. Undertakings.

(a)      The undersigned registrant hereby undertakes:

                (1)   To file,  during any  period in which  offers or sales are
                      being   made,   a   post-effective   amendment   to   this
                      registration statement:

                     (i)    To  include  any  prospectus   required  by  section
                            10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20.0% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

                            PROVIDED,  HOWEVER,  that  paragraphs  (a)(1)(i) and
                            (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemedto be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Maryland, on this 14th day of August, 2001.



                                   V-ONE CORPORATION


                                   By:  /s/ Margaret E. Grayson
                                        -----------------------
                                        Margaret E. Grayson
                                        President and Chief Executive Officer



         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William E. Odom, Margaret E. Grayson or John F. Nesline his or her attorney-in-fact, with power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                              TITLE                         DATE
---------                              -----                         ----


/s/ Margaret E. Grayson              President,
-----------------------       Chief Executive Officer,
Margaret E. Grayson                 and Director               August 14, 2001



/s/ John F. Nesline
-------------------
John F. Nesline                Chief Financial Officer         August 14, 2001


/s/ Molly G. Bayley
-------------------
Molly G. Bayley                Director                        August 14, 2001




-------------------
Heidi B. Heiden                Director                        August __, 2001




/s/ James F. McManus
--------------------
James F. McManus               Director                       August 14, 2001

SIGNATURE                              TITLE                         DATE
---------                              -----                         ----

/s/ Michael J. Mufson
---------------------
Michael J. Mufson              Director                       August 14, 2001




------------------
Michael O'Dell                 Director                       August __, 2001




-------------------
William E. Odom                Director                       August __, 2001

                                  EXHIBIT INDEX



        Number     Description of Exhibit
        ------     ----------------------

        5          Opinion of Kirkpatrick & Lockhart LLP

        23.1       Consent of Ernst & Young LLP

        23.2       Consent of PricewaterhouseCoopers LLP

        23.3       Consent of Kirkpatrick & Lockhart LLP (included in Exhibit 5)

        24         Power of Attorney (see page II-4)

        ----------------------